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                                                                     EXHIBIT 8.1

                         [FREEBORN & PETERS LETTERHEAD]





                                  May 31, 1996





Vectra Banking Corporation
1650 South Colorado Boulevard, Suite 320
Denver, Colorado 80222

Bank Land Co.
1380 South Federal Boulevard
Denver, Colorado 80219

Southwest State Bank
1380 South Federal Boulevard
Denver, Colorado 80219

Ladies and Gentlemen:

         This letter sets forth the opinion of Freeborn & Peters regarding material federal income tax consequences of the merger of Southwest State Bank, a Colorado banking corporation ("Southwest Bank"), and Bank Land Co., a Colorado corporation ("Bank Land"), with and into Vectra Bank, a Colorado banking corporation ("Vectra Bank"), in the manner and on the terms described in the registration statement on Form S-4 prepared by Vectra Banking Corporation, a Colorado corporation ("VBC"), and filed with the Securities Exchange Commission on May 31, 1996 (the "Registration Statement"). For purposes of this opinion letter, the merger of Southwest Bank into Vectra Bank will be referred to as the "Southwest Bank Merger" and the merger of Bank Land into Vectra Bank will be referred to as the "Bank Land Merger".

         This letter also sets forth the opinion of Freeborn & Peters regarding material federal income tax consequences resulting from the receipt, by Southwest Bank shareholders and Bank Land shareholders, of cash, $100 Series A Convertible Preferred Stock in VBC (the "VBC 1996 Series A preferred stock") and Contingent Warrants To Receive Shares Of Vectra Banking Corporation (the "Contingent VBC Common Stock Warrants") in exchange for Southwest Bank common stock, Bank Land common stock and Bank Land preferred stock pursuant to the Southwest Bank Merger and the Bank Land Merger.

         In rendering the opinions expressed in this letter, Freeborn & Peters has, without independent
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Opinion Letter  (33003v15)
May 31, 1996
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verification, relied upon and assumed the accuracy of all of the information contained in the following documents (the "Relevant Documents"): (1) the Registration Statement, including all exhibits and attachments thereto, and all draft or proposed or final versions of the Registration Statement; (2) the May 31, 1996 statements of facts and representations provided to us by the management of Vectra Bank, Southwest Bank and Bank Land (the "Statements of Facts and Representations"); (3) the December 26, 1995 Agreement and Plan of Merger by and among VBC, Vectra Bank, Southwest Bank and Bank Land, as subsequently amended on April 3, 1996 and again on May 22, 1996 (the "Plan of Merger"), including all exhibits or attachments thereto, and all draft or proposed or final versions of the Plan of Merger; and (4) the Contingent VBC Common Stock Warrants, including all exhibits and attachments thereto, and all draft or proposed or final versions of the Contingent VBC Common Stock Warrants. Freeborn & Peters also has assumed, without independent verification, that VBC, Vectra, Southwest Bank and Bank Land have acted (and will continue to act) in accordance with all of the information and descriptions contained in the Relevant Documents. Further, Freeborn & Peters has assumed, without independent verification, that the Southwest Bank Merger and the Bank Merger will be consummated as mergers in accordance with applicable Colorado statutory law.

         Based upon our analysis of federal income tax law in light of the facts, representations and other information stated in the Relevant Documents, and subject to and contingent upon the accuracy of the Statements of Facts and Representations and of the assumptions identified in this letter, Freeborn & Peters is of the opinion that, for United States federal income tax purposes:

                 (1) The Southwest Bank Merger will qualify as either a reorganization under Section 368(a)(2)(D), or a liquidation under Section 332, of the Internal Revenue Code of 1986, as amended (the "Code");

                 (2) The Bank Land Merger will qualify as a reorganization under Code Section 368(a)(2)(D);

                 (3) No gain or loss will be recognized by Southwest Bank or Bank Land as a result of the transfer of the assets of Southwest Bank and Bank Land to Vectra Bank pursuant to the Southwest Bank Merger and the Bank Land Merger;

                 (4) With respect to any individual who is a United States citizen, who at the time of the Southwest Bank Merger and the Bank Land Merger holds (or is deemed to hold, pursuant to Code
                 Section 671) Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock, and who holds (or is deemed to hold, pursuant to Code Section 671) all of such
                 stock as a capital asset within the meaning of Code Section 1221 (such an individual is hereinafter referred to as a "Transferor"),
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May 31, 1996
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                 the gain (if any) realized by such Transferor upon the receipt by such Transferor of cash, VBC 1996 Series A preferred stock and Contingent VBC Common Stock Warrants (in exchange for such Transferor's transfer of such Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock, as the case may be) pursuant to the Southwest Bank Merger and the Bank Land Merger will be required to be recognized, but not in excess of the amount of such cash received by the Transferor;

                 (5) With respect to any United States partnership which is comprised solely of partners who are individual United States citizens, which is treated as a partnership for United States federal income tax purposes, which at the time of the Southwest Bank Merger and the Bank Land Merger holds (or is deemed to hold, pursuant to Code Section 671) Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock, and which holds (or is deemed to hold) all of such stock as a capital asset within the meaning of Code Section 1221 (such a partnership is hereinafter referred to as a "Transferor"), the gain (if any) realized by such Transferor upon the receipt by such Transferor of cash, VBC 1996 Series A preferred stock and Contingent VBC Common Stock Warrants (in exchange for such Transferor's transfer of such Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock, as the case may be) pursuant to the Southwest Bank Merger and the Bank Land Merger will be required to be recognized, but not in excess of the amount of such cash received by the Transferor;

                 (6) With respect to any trust (excluding any "foreign trust" within the meaning of Code Section 7701(a)(31), and also excluding any portion of a trust which is treated as owned by the grantor or another person pursuant to any provision within Code Sections 671 through 679) which is treated as a taxable trust for United States federal income tax purposes, which at the time of the Southwest Bank Merger and the Bank Land Merger holds Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock, and which holds all of such stock as a capital asset within the meaning of Code Section 1221 (such a taxable trust is hereinafter referred to as a "Transferor"), the gain (if any) realized by such Transferor upon the receipt by such Transferor of cash, VBC 1996 Series A preferred stock and Contingent VBC Common Stock Warrants (in exchange for such Transferor's transfer of such Southwest Bank common stock, Bank Land common stock or Bank Land preferred
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                 stock, as the case may be) pursuant to the Southwest Bank
                 Merger and the Bank Land Merger will be required to be recognized, but not in excess of the amount of such cash received by the Transferor;

                 (7) Each Transferor's tax basis in the shares of VBC 1996 Series A preferred stock to be received by such Transferor (in exchange for such Transferor's transfer of Southwest Bank common stock, Bank Land common stock or Bank Land preferred
                 stock, as the case may be)          pursuant to the Southwest
                 Bank Merger and the Bank Land Merger will be, immediately after the Southwest Bank Merger and the Bank Land Merger, the same as such Transferor's tax basis in the shares of Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock exchanged therefor by such Transferor, decreased by the amount of cash received by such Transferor and increased by the amount required to be recognized as gain (or treated as a dividend) by such Transferor; and

                 (8) The holding period of the shares of VBC 1996 Series A preferred stock to be received by a Transferor of Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock (as the case may be) pursuant to the Southwest Bank Merger and the Bank Land Merger will be, immediately after the Southwest Bank Merger and the Bank Land Merger, the same as the holding period of the shares of Southwest Bank common stock, Bank Land common stock or Bank Land preferred stock exchanged therefor by the Transferor.

         The scope of this opinion letter is expressly limited to the federal income tax issues directly addressed in the eight enumerated paragraphs above. Freeborn & Peters expresses no opinion regarding any other issue (including, without limitation, any issue relating to the tax consequences of any fee or commission paid to The Wallach Company arising from the Southwest Bank Merger and the Bank Land Merger, or of any issuance of VBC common stock pursuant to the Contingent VBC Common Stock Warrants).

         The opinions expressed herein are based upon provisions of the Code and the Treasury Regulations promulgated thereunder, as well as upon Internal Revenue Service rulings and guidelines and court decisions, all valid as of the date of this letter. However, these opinions are not binding upon the Internal Revenue Service or any court, and no ruling confirming these opinions will be sought from the Internal Revenue Service or any court. Moreover, the provisions, rulings, guidelines and court decisions upon which Freeborn &
Peters has relied in forming its opinions are subject to revision, and in some cases such revisions may be given effect retroactively. In the event of such a retroactive revision, the opinions expressed in this letter may be invalidated. Freeborn & Peters
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assumes no obligation to update this opinion letter to reflect changes in facts or law occurring after the date of this letter.

         The opinions expressed in this letter are provided solely for the benefit of Vectra Bank, Bank Land and Southwest Bank, and their respective shareholders. This letter should not be distributed to, nor may it be relied upon by, any other organization or person; provided, however, that Freeborn & Peters hereby consents to the filing of this letter as an exhibit to the Registration Statement.




                                                   Very truly yours,


                                                   /s/ FREEBORN & PETERS
                                                   ---------------------------
                                                   FREEBORN & PETERS